Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Annual Report on Form 20-F of Reg Technologies Inc. (the “Company”) for the year ended April 30, 2010 of our report dated August 25, 2010, relating to the Company’s consolidated balance sheets as of April 30, 2010 and the related consolidated statements of operations, comprehensive loss, stockholder’s equity (deficit) and cash flows for the year ended April 30, 2010.

DATED August 27, 2010

/s/ ACAL Group Chartered Accountants
By: ACAL Group Chartered Accountants